SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2010 (December 9, 2010)

AMBAC FINANCIAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-10777	13-3621676
(State of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

One State Street Plaza, New York, New York 10004

(Address of principal executive offices) (Zip Code)

(212) 668-0340

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 8.01	Other Events

The disclosure below updates the disclosure in Ambac Financial Group, Inc.’s (defined herein as “Ambac” or “Ambac Financial Group”) report on Form 10-Q for the quarterly period ended September 30, 2010, Part II- Other Information, Item 1. “Legal Proceedings”.

Ambac and certain of its present or former officers or directors have been named in lawsuits that allege violations of the federal securities laws (the “Securities Class Actions”). These Securities Class Actions include (1) five class actions in the United States District Court for the Southern District of New York that were consolidated under the caption In re Ambac Financial Group, Inc. Securities Litigation, Lead Case No. 08 CV 411; the consolidated amended complaint purports to be brought on behalf of purchasers of Ambac’s common stock from October 25, 2006 to April 22, 2008, on behalf of purchasers of Ambac’s “DISCS”, issued in February of 2007, and on behalf of purchasers of equity units and common stock in Ambac’s March 2008 offerings and (ii) a putative class action entitled Stanley Tolin et al. v. Ambac Financial Group, Inc. et al., filed in the United States District Court for the Southern District of New York against Ambac, one former officer and director and one former officer, Case No. 08 CV 11241, brought on behalf of all purchasers of Structured Repackaged Asset-Backed Trust Securities, Callable Class A Certificates, Series 2007-1, STRATS(SM) Trust for Ambac Financial Group, Inc. Securities 2007-1 (“STRATS”) from June 29, 2007 through April 22, 2008. The complaints allege, among other things, that the defendants issued materially false and misleading statements regarding Ambac’s business and financial results and guarantees of CDO and MBS transactions, in violation of the securities laws.

Various shareholder derivative actions (the “Shareholder Derivative Actions”) have been filed against certain present or former officers or directors of Ambac, and against Ambac as a nominal defendant. The Shareholder Derivative Actions include (i) three actions filed in the United States District Court for the Southern District of New York that have been consolidated under the caption In re Ambac Financial Group, Inc. Derivative Litigation, Lead Case No. 08 CV 854; (ii) two actions filed in the Delaware Court of Chancery that have been consolidated under the caption In re Ambac Financial Group, Inc. Shareholders Derivative Litigation, Consolidated C.A. No. 3521; and (iii) two actions filed in the Supreme Court of the State of New York, New York County, that have been consolidated under the caption In re Ambac Financial Group, Inc. Shareholder Derivative Litigation, Consolidated Index No. 650050/2008E. The complaints in each of the Shareholder Derivative Actions assert, among other claims, claims for breaches of fiduciary duties, gross mismanagement, abuse of control and waste.

As previously disclosed, on November 8, 2010, Ambac filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). On November 22, 2010, the consolidated shareholder derivative action pending in the United States District Court for the Southern District of New York was dismissed without prejudice in light of the automatic stay required by Ambac’s filing under Chapter 11.

On December 9, 2010, Ambac and certain of its present or former officers or directors, including the present or former officers or directors who are defendants in the Securities Class Actions, entered into a memorandum of understanding (the “MOU”) with the lead plaintiffs in In re Ambac Financial Group, Inc. Securities Litigation and the named plaintiffs in Tolin v. Ambac Financial

Group, Inc. for settlement of both of the Securities Class Actions. The MOU provides that the claims of the putative plaintiff classes will be settled for a cash payment of $27.1 million. The insurance carriers who provided directors and officers liability coverage to Ambac’s present and former officers and directors for the period July 2007-July 2009 have agreed to pay $24.6 million of the settlement and Ambac has agreed to pay $2.5 million of the settlement. Lead and named plaintiffs in the Securities Class Actions, on behalf of themselves and all other members of the settlement class, have agreed to releases of claims against, among others, Ambac and the present or former officers or directors who are parties to the MOU. The settlement provided for in the MOU is subject to various conditions, including among others bankruptcy court approval of the settlement and of the releases and bar orders that would release and bar claims against present or former officers or directors of Ambac that were, could have been, might have been or might be in the future asserted by or on behalf of Ambac, including claims purportedly asserted derivatively by any shareholder or creditor of Ambac. The settlement provided for in the MOU also contemplates an order entered by a bankruptcy court directing the filing of appropriate applications seeking dismissal of the Shareholder Derivative Actions (if those Actions have not been previously dismissed). The MOU further provides that nothing in the MOU shall be deemed an admission by any defendant (or any person or entity associated with any defendant) of any fault, liability, or wrongdoing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ambac Financial Group, Inc.
(Registrant)
Dated: December 15, 2010

	By:	/S/ KEVIN DOYLE
Kevin Doyle
Senior Vice President and
General Counsel